EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Arthur Coppola, Chairman and Chief Executive Officer, or
Thomas O’Hern, Senior Executive Vice President, Chief
Financial Officer and Treasurer
(310) 394-6000

MACERICH ANNOUNCES THE RETIREMENT OF JAMES S. COWNIE FROM ITS BOARD OF DIRECTORS

SANTA MONICA, CA, April 3, 2012 — The Macerich Company (NYSE: MAC) announced that James S. Cownie is retiring from its Board of Directors, effective as of the Company’s annual stockholders’ meeting for 2012.

“Jim Cownie served as a distinguished member of our Board since his appointment immediately after our initial public offering in 1994.  Jim has been a member of our compensation committee, our audit committee and our nominating and corporate governance committee at various times over his 18 year tenure on our Board.  Jim has made invaluable contributions to our Board and to the formation and growth of our Company,” said Arthur Coppola, Chairman and Chief Executive Officer of Macerich.

Mr. Cownie commented, “serving Macerich’s stockholders and other stakeholders has been a very positive experience.  I look forward to following its progress.”

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. Macerich owns approximately 65 million square feet of gross leaseable area consisting primarily of interests in 65 regional centers. Additional information about Macerich can be obtained from the Company’s website at www.macerich.com.